Exhibit 99.1

MIMEDX ANNOUNCES RECEIPT OF NASDAQ LETTER

Company Will Request Hearing with Nasdaq Hearings Panel

Marietta, Georgia, July 26, 2018 — MiMedx Group, Inc. (NASDAQ: MDXG), a leading developer and marketer of regenerative and therapeutic biologics, today provided an update concerning the status of its compliance with the Listing Rules of the Nasdaq Stock Market.

On July 10, 2018, MiMedx notified the Nasdaq staff that the Company will be unable to bring its SEC filings up to date by the initial August 28, 2018 deadline previously communicated by the Nasdaq staff. Consequently, on July 20, 2018, the Company received an anticipated letter from the Nasdaq staff, stating that, because MiMedx will not regain compliance with Nasdaq Rule 5250(c)(1) by such initial deadline, the Nasdaq staff had determined that the Company’s stock will be delisted unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel (“Hearings Panel”) by July 27, 2018. The non-compliance with Nasdaq Rule 5250(c)(1) relates to the Company’s delinquency in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Report for the quarterly period ended March 31, 2018.

MiMedx will submit its hearing request by July 27, 2018. This request will automatically stay any delisting for a period of 15 days. The Company will also request a further stay of the delisting, pending the hearing.

The Nasdaq staff’s letter states that the hearing would be expected to occur 30-45 days from the date of the hearing request. If the Hearings Panel grants the Company’s request for a further stay, any final delisting will be stayed until further Hearings Panel proceedings. There can be no assurance that the Hearings Panel will grant the Company’s requests.

The Company expects that it will provide an update once the Nasdaq Hearings Panel makes its determination following the hearing.

As previously disclosed, the Company’s Audit Committee is conducting an independent internal investigation into current and prior-period matters concerning sales and distribution practices and other matters. The Company has also stated that it cannot file any restatements of its previously filed financial statements and related reports with the Securities and Exchange Commission (“SEC”) until the completion of the Audit Committee’s investigation.

While the MiMedx Audit Committee and its advisors are continuing to work diligently to complete its independent investigation to bring its SEC filings up to date, there can be no assurance regarding the ability of the Company to successfully maintain its Nasdaq listing.

The Company is making this announcement in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a staff determination letter.

About MiMedx

MiMedx® is a leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. “Innovations in Regenerative Medicine” is the framework behind the Company’s mission to give physicians products and tissues to help the body heal itself. The Company processes the human placental tissue utilizing its proprietary PURION® Process methodology, among other processes, to produce safe and effective allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.3 million allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.

Contact:

Robert P. Borchert

Vice President, Investor Relations

770-651-9383

rborchert@mimedx.com